Exhibit 99.1

                 ElkCorp Reports Fiscal 2006 Results;
           Revenue Increases 22% over the Prior Fiscal Year;
    Revenues and Income from Continuing Operations at Record Levels

    DALLAS--(BUSINESS WIRE)--Aug. 17, 2006--ElkCorp (NYSE:ELK) announced today financial results for its fourth quarter and fiscal year ended June 30, 2006. Income from continuing operations for the fourth quarter was $13.8 million or $0.67 per diluted share, and $45.5 million, or $2.21 per diluted share for fiscal 2006. These results include after tax stock-based compensation expense of $2.2 million, or $0.10 per diluted share, for the fourth fiscal quarter and $5.9 million, or $0.28 per diluted share for fiscal year 2006.

    Fourth Quarter Overview

    ElkCorp Consolidated

    -- ElkCorp recorded revenue of $241.8 million for the fourth quarter of fiscal 2006, a 19% increase over the $202.7 million reported in the fourth quarter of fiscal 2005. The increase is due to a substantial improvement in pricing, RGM sales and higher roofing volumes.

    -- On a GAAP (generally accepted accounting principles) basis, the company reported income from continuing operations of $13.8 million, or $0.67 per diluted share, compared to $6.7 million, or $0.33 per diluted share reported for the fourth quarter of fiscal 2005.

    -- The results for the fourth quarter of fiscal 2006 include stock-based compensation expense of $2.2 million, or $0.10 per diluted share compared to $185,000 or $0.01 per diluted share for the same period in the prior fiscal year.

    -- On a non-GAAP basis, income from continuing operations, which excludes stock-based compensation, was $15.9 million, or $0.77 per diluted share, compared to $6.9 million, or $0.34 per diluted share, for the fourth quarter of fiscal 2005. A reconciliation of GAAP to non-GAAP income from continuing operations is included with this press release.

    -- Operating income for the quarter was $23.7 million, a 79% increase over the $13.2 million reported for the fourth quarter of fiscal 2005. The significant increase was due to improved pricing and volume, substantial margin improvement in the specialty fabrics division and improved results in the composite building products segment.

    -- The tax rate for the quarter was 32.5% due to benefits from changes in the Texas state franchise tax law in May 2006. The revised law allowed Elk to reduce its deferred tax liability by approximately $1.5 million. Going forward the expected tax rate should be approximately 36.5%.

    Premium Roofing Products

    -- Revenue in the premium roofing products segment for the fourth quarter of fiscal 2006 was $215.7 million, a 19% increase over the $180.7 million reported in the year ago quarter. The increase in revenue was primarily attributable to a 10% improvement in pricing, and increased volume including RGM Products, which was acquired in August 2005.

    -- Quarterly operating income in the roofing segment was $28.3 million, or 13.1% of sales, a 30% increase over the $21.7 million, or 12% of sales, recorded in the fourth quarter of fiscal 2005. Operating margins in the roofing business improved primarily due to increased volume of higher margin ridge and accessory products, improved manufacturing expenses and higher pricing on all products, which substantially offset the increases in asphalt and transportation for the quarter. The year ago quarter was negatively impacted by a silo failure in the Myerstown, PA facility and unexpected machine maintenance at the Tuscaloosa, AL facility.

    -- Asphalt and transportation costs continued to rise in the quarter. Asphalt increased approximately 43% and transportation costs increased 17% over the same period in the prior year. In an effort to offset these significant increases, the company implemented a 7% to 9% price increase effective June 12. Additionally, Elk has announced a $50.00 per truckload freight surcharge after August 1, 2006 and a 3% to 4% price increase effective August 14, 2006.

    Composite Building Products

    -- Sales in the composites business for the fourth quarter were $10.1 million, an increase of 19% over the $8.5 million reported in the same quarter of fiscal 2005. The improvement in sales was due to improved pricing of approximately 8% and an 11% improvement in volume versus the same period in the prior fiscal year.

    -- The product platform experienced an operating loss of $239,000 for the quarter compared to a loss of $5.5 million in the fourth quarter of fiscal 2005. The improvement was primarily due to increased volume and pricing, reduced manufacturing expenses, improved raw material utilization and no returned material in the quarter compared to the $1.1 million write-off of returned product in the fourth quarter of fiscal 2005.

    Specialty Fabric Technologies

    -- Sales in the specialty fabric technologies segment improved 21% to $13.6 million from $11.2 million in the fourth quarter of fiscal 2005. The improvement is attributable to increased volume and pricing in all product categories.

    -- Operating income for the quarter improved to $2.1 million, or 15.1% of sales, from $0.6 million, or 5.0% of sales in the fourth quarter of fiscal 2005. This significant improvement in operating margin is due to increased sales and a shift in sales mix to higher margin products such as carpet tile backing and air filtration.

    Fiscal 2006 Overview

    ElkCorp Consolidated

    -- For fiscal 2006, revenue from continuing operations increased 22% to $929.8 million from the $761.7 million reported in the previous fiscal year. The improvement was primarily due to increased volumes and pricing in all major product platforms and the added sales from RGM.

    -- On a GAAP basis, income from continuing operations was $45.5 million, or $2.21 per diluted share, compared to $42.7 million, or $2.11 per diluted share reported in fiscal 2005.

    -- The results for fiscal 2006 include after tax stock-based compensation expense of $5.9 million, or $0.28 per diluted share, compared to $1.6 million, or $0.08 per diluted share, for fiscal 2005.

    -- Non-GAAP income from continuing operations, which excludes stock-based compensation, was $51.4 million, or $2.49 per diluted share, compared to $44.3 million or $2.19 per diluted share for fiscal 2005. A reconciliation of GAAP to non-GAAP income from continuing operations is included with this press release.

    -- Operating income for fiscal 2006 was $82.7 million compared to $77.8 million reported for fiscal 2005.

    Premium Roofing Products

    -- Premium roofing revenue increased 21% to $836.2 million from the $693.6 million reported in fiscal year 2005. The increase was due to the addition of RGM sales, a 7% improvement in pricing and a 6% improvement in volume for the year.

    -- Operating profits for the fiscal year were $107 million, or 12.8% of sales, compared to $104.2 million, or 15% of sales, reported for fiscal 2005. Operating margins decreased from last year's record levels largely due to the significant increases in raw material and transportation costs that were not offset by price increases during the year and lower shipment volume into the Florida storm area, which is a relatively higher margin market. Asphalt costs increased 27% and transportation costs increased 16% over fiscal 2005.

    Composite Building Products

    -- Revenues in the composite building products platform were $31.4 million, a 62% improvement from the $19.4 million reported in fiscal year 2005. The increase was due to a 48% increase in unit volumes and a 14% improvement in pricing.

    -- The operating loss for the year was $7.8 million, an improvement from the loss of $11.8 million reported for fiscal 2005. Improvements in volume, pricing and raw material utilization more than offset increased operating expenses. Operating income improved by more than $7.0 million for fiscal 2006 over the prior year before taking into account the $3.5 million of costs associated with the expansion of operations in Lenexa.

    Specialty Fabric Technologies

    -- Sales in the specialty fabric technologies segment improved 35% to $53.3 million from $39.5 million in fiscal 2005. The improvement is largely attributable to increased volume and pricing in all product categories.

    -- Operating income improved to $6.3 million, or 11.9% of sales, from $2.1 million, or 5.3% of sales for fiscal 2005. This significant improvement in operating margin is due to a shift in sales mix to higher margin products and improvements in pricing over the prior fiscal year.

    Financial Condition

    At June 30, 2006, the contractual principal amount of ElkCorp's long-term debt, including $5.8 million of debt related to acquisitions, was $200.8 million. Net debt (contractual principal debt minus cash and short-term investments) was $163.8 million, and the net debt to capital ratio was 33.7%. Liquidity consisted of $37 million of cash, cash equivalents and short-term investments and $121.1 million of borrowing availability under a $125 million committed revolving credit facility expiring November 30, 2008. Long-term debt of $199.7 million includes a $1.0 million reduction for the fair value of two interest rate swap agreements.

    Business Outlook

    "We are pleased with the results for fiscal 2006. We were able to increase revenues 22% over fiscal 2005. On a GAAP basis we increased our diluted earnings per share from continuing operations 5% but on a non-GAAP basis, which excludes the $0.28 per diluted share for stock-based compensation, we achieved 14% earnings per share growth. We also see our ability to attain 12.8% operating margins in our roofing business, despite a dramatic jump in raw material and transportation costs over the prior year, as a significant accomplishment. Improvements in productivity, sales and pricing helped offset increased raw material costs," said Thomas Karol, chairman and chief executive officer of ElkCorp. "During the year we experienced strong demand for our shingle products enabling us to attain record shingle shipments. The increased volume, combined with improved pricing and the addition of RGM were the keys to success in roofing. The national awareness and excitement in the market for RGM products has increased significantly over the last year. RGM has been an excellent addition to Elk and we look forward to many great things to come for this business as we continue to gain national exposure for the RGM products."
    Mr. Karol continued, "We continue to make progress toward profitability in our composites business. Our sales for fiscal 2006 increased by 62% over the prior year and we are very close to profitability in this segment for the quarter. We continued to gain exposure in the industry and are confident in our ability to be a major player in the wood plastic composites market. Our railing lines, including our new Signature Series, offer our customers a beautiful railing system that is quick and easy to install. We believe that we are on a solid foundation with this platform and are poised to further increase our position in the market during the next decking season."
    "Additionally, our specialty fabric technologies business continues to perform well with significant improvements in sales and operating margins. Our focus on higher-margin applications for our fabrics resulted in significant margin improvement for the year and we continue to roll out new products to address these higher-margin markets."
    Mr. Karol concluded, "We are excited about the possibilities that lie ahead in the next fiscal year. We remain focused on ways to better utilize our raw materials and will continue to raise prices as needed to offset escalating costs. We believe growth in fiscal 2007 will be fueled by improvements in efficiencies at our plants and continued improvement in our specialty fabrics and composites businesses. We anticipate fiscal 2007 will continue to be challenging due to continued rising petroleum-related costs but we believe we have the right people, the right products and a strategy for growth that will position ElkCorp to achieve its goal of double-digit growth again next year."

    Earnings Outlook

    The Company expects earnings for the first quarter of fiscal 2007 to be in the range of $0.51 to $0.54 per diluted share, and to be in the range of $2.35 to $2.55 per diluted share for fiscal 2007.
    Factored into the guidance for fiscal 2007 is an increase in roofing sales volume as the company continues productivity improvement initiatives throughout the year. The company expects asphalt and transportation costs to remain challenging in fiscal 2007. The estimates assume continued increases in raw materials and other related costs. In order to offset these costs the company will continue to implement aggressive price increases as needed. Finally, the company expects the composite building products platform to improve its performance in fiscal 2007 although operating losses are expected until buying for the 2007 decking season begins in the March quarter. The key to profitability in this platform is increased volume which should be achieved through improved market awareness, the addition of new composite market specialists, the roll out of the Elk Peak Performance Contractor Program for decking and additional consumer marketing.

    Conference Call

    The ElkCorp management team will host a conference call on August 18, 2006, at 11:00 a.m. ET to further discuss its earnings and operations for the fourth quarter and fiscal year 2006 as well as expectations for its first quarter and fiscal year 2007.
    Investors and other interested parties may listen to the live webcast by visiting the investor relations section of the ElkCorp website at www.elkcorp.com. A replay of the conference call will be available for 24 hours beginning at 1:00 p.m. ET. and may be accessed by dialing 1-800-642-1687 and entering passcode 3608474. The webcast replay also will be available on the investor relations section of Company's website.

    Use of Non-GAAP Financial Metrics

    Effective in fiscal 2006, the company adopted Statement of Financial Accounting standards (SFAS) No. 123R, which requires the company to begin recognizing compensation expense relating to stock options and changes the accounting for certain other elements of stock-based payments. The press release contains income from continuing operations and earnings per share information that exclude stock-based compensation and have not been calculated in accordance with GAAP. The company has provided these metrics in addition to GAAP financial results because it believes they provide a consistent basis for comparison between the fourth quarter and fiscal years ended June 30, 2005 and 2006 as expensing certain elements of stock-based compensation was not included in these results for fiscal 2005. Therefore we believe comparing the results on a non-GAAP basis is important to understanding the Company's underlying operational results. However, these metrics should not be considered an alternative to GAAP and these non-GAAP measures may not be comparable to information provided by other companies.

    Safe Harbor Provisions

    In accordance with the safe harbor provisions of the securities law regarding forward-looking statements, in addition to the historical information contained herein, the above discussion contains forward-looking statements that involve risks and uncertainties. The statements that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements usually are accompanied by words such as "optimistic," "vision," "outlook," "believe," "estimate," "potential," "forecast," "goal," "project," "expect," "anticipate," "plan," "predict," "position," "could," "should," "may," "likely," or similar words that convey the uncertainty of future events or outcomes and include the earnings outlook for the first quarter and fiscal year 2007. These statements are based on judgments the company believes are reasonable; however, ElkCorp's actual results could differ materially from those discussed here. Factors that could cause or contribute to such differences could include, but are not limited to, changes in demand, prices, raw material costs, transportation costs, changes in economic conditions of the various markets the company serves, failure to achieve expected efficiencies in new operations, changes in the amount and severity of inclement weather, acts of God, war or terrorism, as well as the other risks detailed herein, and in the company's reports filed with the Securities and Exchange Commission, including but not limited to, its Form 10-K for the fiscal year ended June 30, 2005. ElkCorp undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

    ElkCorp, through its subsidiaries, manufactures Elk(TM) brand premium roofing and decking products and provides technologically advanced products and services to other industries. Its common stock is listed on the New York Stock Exchange (NYSE:ELK). See www.elkcorp.com for more information.


Condensed Results of Operations
($ in thousands)
                               Three Months Ended   Fiscal Year Ended
                                    June 30,            June 30,
                                 2006      2005      2006      2005
                               --------- --------- --------- ---------

Sales                          $241,792  $202,737  $929,792  $761,719
                               --------- --------- --------- ---------

Costs and Expenses:
  Cost of sales                 195,393   169,667   759,251   613,925
  Selling, general &
   administrative                22,714    19,881    87,817    69,946
                               --------- --------- --------- ---------

Operating Income from
 Continuing Operations           23,685    13,189    82,724    77,848

  Interest expense and other,
   net                            3,299     3,275    11,824    10,365
                               --------- --------- --------- ---------
Income from Continuing
 Operations Before Income Taxes  20,386     9,914    70,900    67,483

Provision for income taxes        6,635     3,199    25,395    24,787
                               --------- --------- --------- ---------

Income from Continuing
 Operations                      13,751     6,715    45,505    42,696
Income (Loss) from Discontinued
 Operations, Net                    (26)    3,720       (92)    4,171
                               --------- --------- --------- ---------

Net Income                      $13,725   $10,435   $45,413   $46,867
                               ========= ========= ========= =========

Income (Loss) Per Common Share
 - Basic
Continuing Operations             $0.67     $0.34     $2.25     $2.16
Discontinued Operations           (0.00)     0.18     (0.01)     0.21
                               --------- --------- --------- ---------
                                  $0.67     $0.52     $2.24     $2.37
                               ========= ========= ========= =========

Income (Loss) Per Common Share
 - Diluted
Continuing Operations             $0.67     $0.33     $2.21     $2.11
Discontinued Operations           (0.00)     0.18     (0.01)     0.20
                               --------- --------- --------- ---------
                                  $0.67     $0.51     $2.20     $2.31
                               ========= ========= ========= =========

Average Common Shares
 Outstanding
  Basic                          20,335    20,000    20,275    19,788
                               ========= ========= ========= =========

  Diluted                        20,549    20,466    20,607    20,254
                               ========= ========= ========= =========


Financial Information by Company Segments
($ in thousands)
                               Three Months Ended   Fiscal Year Ended
                                    June 30,            June 30,
                                 2006      2005      2006      2005
                               --------- --------- --------- ---------

Sales
  Premium Roofing Products     $215,735  $180,669  $836,208  $693,634

  Composite Building Products    10,120     8,457    31,423    19,425

  Specialty Fabric Technologies  13,620    11,214    53,316    39,451

  Surface Finishes                2,317     2,397     8,845     9,209
                               --------- --------- --------- ---------
                               $241,792  $202,737  $929,792  $761,719
                               ========= ========= ========= =========

Operating Profit (Loss)
  Premium Roofing Products      $28,295   $21,748  $107,004  $104,232

  Composite Building Products      (239)   (5,481)   (7,816)  (11,822)

  Specialty Fabric Technologies   2,054       560     6,320     2,083

  Surface Finishes                  377       372     1,033       144

  Corporate & Other              (6,802)   (4,010)  (23,817)  (16,789)
                               --------- --------- --------- ---------
                                $23,685   $13,189   $82,724   $77,848
                               ========= ========= ========= =========


Condensed Balance Sheet
($ in thousands)
                                                        June 30,
Assets                                               2006      2005
-------------------------------------------------- --------- ---------

Cash and cash equivalents                            $4,056    $9,261
Short-term investments                               32,960    69,160
Receivables, net                                    181,123   148,928
Inventories                                         107,929    71,467
Deferred income taxes                                 9,317     7,849
Prepaid expenses and other                           10,209     8,223
Discontinued operations                               2,675     1,193
                                                   --------- ---------

      Total Current Assets                          348,269   316,081

Property, plant and equipment, net                  302,140   284,088
Other assets                                         29,512     9,682
Discontinued operations - noncurrent                  1,939     3,718
                                                   --------- ---------

      Total Assets                                 $681,860  $613,569
                                                   ========= =========


                                                        June 30,
Liabilities and Shareholders' Equity                 2006      2005
-------------------------------------------------- --------- ---------

Accounts payable and accrued liabilities           $105,815   $87,913
Discontinued operations                                 560       937
Current maturities on long-term debt                  1,088       381
                                                   --------- ---------

      Total Current Liabilities                     107,463    89,231

Long-term debt, net                                 199,689   200,146
Deferred income taxes                                52,282    53,382
Shareholders' equity                                322,426   270,810
                                                   --------- ---------

      Total Liabilities and Shareholders' Equity   $681,860  $613,569
                                                   ========= =========


Condensed Statement of Cash Flows
($ in thousands)
                                                    Fiscal Year Ended
                                                        June 30,
                                                     2006      2005
                                                   --------- ---------
Cash Flows From Operating Activities:

Net income                                          $45,413   $46,867
Adjustments to reconcile net income to net cash
 provided by operating activities:
  Gain on sale of discontinued assets                     0    (6,484)
  Depreciation and amortization                      26,819    23,859
  Impairment of discontinued assets                       0       651
  Deferred income taxes                              (2,740)    7,282
  Stock-based compensation                            9,237     2,544
  Excess tax benefits of stock option exercises           0     1,662
  Changes in assets and liabilities, net of
   acquisition                                      (53,750)  (22,234)
                                                   --------- ---------

Net cash from operating activities                   24,979    54,147
                                                   --------- ---------

Cash Flows from Investing Activities
  Additions to property, plant and equipment        (30,702)  (38,251)
  Other investing activities, net                     8,533   (51,304)
                                                   --------- ---------

Net cash from investing activities                  (22,169)  (89,555)
                                                   --------- ---------

Cash Flows from Financing Activities                 (8,015)   44,396
                                                   --------- ---------

Net Increase (Decrease) in Cash and Cash
 Equivalents                                         (5,205)    8,988

Cash and Cash Equivalents at Beginning of Year        9,261       273
                                                   --------- ---------

Cash and Cash Equivalents at End of Year             $4,056    $9,261
                                                   ========= =========


Reconciliation of GAAP to Non-GAAP Income from Continuing Operations ($ in thousands, except per share data)

                                     Three Months     Twelve Months
                                          Ended            Ended
                                        June 30,         June 30,
                                     2006     2005    2006     2005
                                    -------- ------- -------- --------


GAAP Income from Continuing
 Operations                         $13,751  $6,715  $45,505  $42,696
Stock-Based Compensation              2,159     185    5,924    1,611
                                    -------- ------- -------- --------
Non-GAAP Income From Continuing
 Operations                         $15,910  $6,900  $51,429  $44,307
                                    ======== ======= ======== ========

GAAP Income per Diluted Share From
 Continuing Operations                $0.67   $0.33    $2.21    $2.11
Stock-Based Compensation               0.10    0.01     0.28     0.08
                                    -------- ------- -------- --------
Non-GAAP Income per Diluted Share
 From Continuing Operations           $0.77   $0.34    $2.49    $2.19
                                    ======== ======= ======== ========

    CONTACT: ElkCorp, Dallas
             Stephanie Elwood, 972-851-0472